                                                                    Exhibit 10.6


                DESCRIPTION OF OFFICERS' INCENTIVE COMPENSATION


Officers are assigned earnings allocation factors related to their responsibility. The amount of incentive compensation depends on the Company's attainment of applicable standards. Performance above or below the standards affects incentive compensation accordingly. An officer shall receive 100% of his allocation in cash unless he elects to take a portion in the form of Restricted Book Value Shares pursuant to an election procedure established by the Company.

Subject to the conditions set forth below, approximately 75% of the cash portion of the officer's allocation shall be estimated and paid as soon as possible after January 1 of the year following the year for which the incentive compensation was calculated (the Plan Year); and the balance of the cash and any Restricted Book Value Shares shall be distributed at the Company's convenience after RSI's independent auditors certify the total amount of incentive compensation payable, but in no case later than March 16 of the year after the Plan Year. In November 1993, the Company's Board of Directors amended the 1993 Officers' Incentive Compensation Plan to provide that approximately 75% of the officer's allocation be paid in cash on December 27, 1993, notwithstanding the provisions in effect that would otherwise create conditions precedent to payment.

Notwithstanding the provision requiring completion of service in the Company's employ for the full Plan Year, if the officer is not in the Company's employ on December 31 of the Plan Year, the officer shall be allocated a portion (based upon full weeks of service during the Plan Year) of the amount of his officer's allocation that would otherwise have been earned for a full year performance if any of the events of termination of employment described in Items (a), (b), (c) and (d) below (including any conditions applicable to such events) have occurred during the Plan Year; but the officer shall be allocated his entire officer's allocation if his employment has been terminated pursuant to the event described in Item (e) below. Any amounts shall then be paid in the manner described above. The events of termination referred to above in this paragraph are as follows:

  (a)     Death;

  (b) Disability requiring retirement from gainful employment, provided that the terms of Items (d)(ii) and (iii) below are complied with, unless waived by the Company's Board of Directors;

  (c) Retirement at or after the officer's normal retirement date provided the terms of Items (d)(i), (ii) and (iii) below are complied with, unless waived by the Company's Board of Directors;

  (d) Termination of employment for reasons other than as set forth in the preceding Items (a), (b), (c) or Item (e) below, provided that, in each such case, such termination shall have occurred under such circumstances that the Board of Directors shall determine that the officers acted at all times in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company; and upon condition that he execute an agreement obligating him:

            (i) not to accept employment with or render service in any manner to a competitor of the Company for the period ending with the distribution in full of 100% of the cash portion of the officer's allocation;

           (ii) not to disclose to anyone confidential and secret information that is a competitive asset of the Company, including, without limitation, (1) customer information such as names, addresses, sales histories, purchasing habits, credit status and pricing levels, (2) prospective customer information and lists, (3) product and system specifications, schematics, designs and concepts developed by the Company, (4) personnel data, (5) Company policy and procedural manuals and memoranda, and (6) other confidential information used by the Company to conduct its business; and

          (iii) to deliver to the Company at the time of his termination of employment all originals and copies of documents of every kind and nature received by him in the course of his employment with the Company which are in his care, custody and control, except only such documents as are necessary to evidence rights and obligations after the date of termination.

  (e) Termination of employment initiated by the Company for reasons other than as set forth in Item (a), (b) or (c) above, provided that, in each case, such termination shall have occurred under such circumstances that the Board of Directors shall determine that the officer acted at all times in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and upon condition that he execute an agreement obligating him to comply with at least the provisions of Items
          (d)(ii) and (iii) above.

In the event the officer's employment terminates prior to December 31 of the Plan Year and his termination does not fall within any of the events (including any of the conditions applicable to such events, set forth in Items (a), (b),
(c), (d) or (e) above) then the officer shall not receive any part of his officer's allocation of incentive compensation for the Plan Year in question.